SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE: The information set forth below supplements the Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by Allergan, Inc. (“Allergan,” the “Company,” “we,” “our” or “us”) with the U.S. Securities and Exchange Commission on March 8, 2013. The Proxy Statement relates to the Annual Meeting of Allergan Stockholders to be held on April 30, 2013. The purpose of this supplemental filing is to provide additional disclosure related to the special one-time recognition and retention award of restricted stock units (“RSUs”) granted to David E.I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. The following language is to be read in connection with the final paragraph under the section labeled: “Compensation Discussion and Analysis—Compensation Objectives—Components of Compensation—Long-Term Equity Incentives”:

The special one-time recognition and retention award of RSUs granted to Mr. Pyott in February 2012 was designed by the Compensation Committee, with assistance from its external compensation consultant, to require rigorous performance-based vesting targets. The minimum performance threshold represents an annualized compound total shareholder return (“TSR”) of approximately 5%, the second performance threshold represents an annualized compound TSR of approximately 7% and the highest performance threshold represents an annualized compound TSR of approximately 9%. The minimum performance threshold was realized by only half of our peer group over each 3-, 4- and 5-year period during the past ten years. Over the same ten year period, companies within our peer group achieved the second performance threshold and the highest performance threshold with even less frequency. To help ensure that Mr. Pyott does not satisfy the minimum performance threshold due simply to market trends, the achievement of the minimum performance threshold requires the greatest incremental increase in the value of the Company’s common stock. Thus, although the number of RSUs vesting pursuant to the award occurs in equal thirds, the minimum performance threshold for the first third of the award requires sustained performance in the top half of our peer group, with incremental vesting of the remaining award for truly exceptional results.

Separately, the award incentivizes Mr. Pyott to remain with Allergan and to drive sustained value creation over the entire five (5) year performance period (the “Performance Period”). Upon achievement of any of the performance thresholds, Allergan’s stockholders may immediately realize the value of the corresponding stock price appreciation, while Mr. Pyott remains subject to the time vesting feature of the award. To illustrate, if the first performance threshold is achieved within a year of the grant, then Allergan’s stockholders would be able to realize approximately $7.4 billion of additional value. However, the value of Mr. Pyott’s award would remain subject to market fluctuations and potential decreases in the price of the Company’s common stock until the end of the Performance Period.

The award was made to Mr. Pyott in light of his proven track record of creating exceptional stockholder value and the Compensation Committee believes that the award represents the optimum vehicle to incentivize sustained value creation and, importantly, to retain Mr. Pyott. Therefore, Mr. Pyott must remain employed by us throughout the Performance Period to receive any performance vested awards, with limited exceptions whereby the time-vesting portions of the award may be accelerated for termination of employment due to death or disability, or a qualifying termination of employment in connection with a change in control. The performance vesting thresholds may never be accelerated and the time vesting portion of the award will not be accelerated for any other reason, including termination of employment without cause or departure for good reason prior to the end of the Performance Period.